                      OPTION TECHNOLOGIES INTERACTIVE, LLC

                              FINANCIAL STATEMENTS

                The Years Ended December 31, 2004, 2003 and 2002
                                       and
                the Nine Months Ended September 30, 2005 and 2004

                      OPTION TECHNOLOGIES INTERACTIVE, LLC

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Report of Independent Certified Public Accountants                           6

Balance Sheets as of December 31, 2004 and 2003 (audited)
  and September 30, 2005 (unaudited)                                         7

Combined Statements of Operations for the years ended December 31,
  2004, 2003 and 2002 (audited) and the nine months ended
  September 30, 2005 and 2004 (unaudited)                                    8

Combined Statements of Members' Equity for the years ended
  December 31, 2004, 2003 and 2002 (audited) and the nine months
  ended September 30, 2005 (unaudited)                                       9

Combined Statements of Cash Flows for the years ended December 31,
  2004, 2003 and 2002 (audited) and the nine months ended
  September 30, 2005 and 2004 (unaudited)                                   10

Notes to Combined Financial Statements                                      11

To The Members
Option Technologies Interactive, LLC
Ogden, Utah 84401

We have audited the accompanying balance sheets of Option Technologies
Interactive, LLC (a partnership) as of December 31, 2004 and 2003; and the related statements of operations, changes in members' equity and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of Option Technologies Interactive, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects the financial position of Option Technologies
Interactive, LLC as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended
December 31, 2004 in conformity with accounting principles general accepted in the United States of America.

The September 30, 2005 and 2004 financial statements were compiled by us. We did not audit or review those financial statements and, accordingly express no opinion or other form of assurance on them.

Johnson, Folsom + Associates, L.L.C.
October 24, 2005

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                                 Balance Sheets

                                                                                            December 31,
                                                            September 30,       -------------------------------------
                                                                2005                 2004                  2003
                                                          ----------------      ----------------     ----------------
                       ASSETS                                (unaudited)

Current Assets
  Cash                                                       $  596,012          $   139,549          $   125,193
  Accounts receivable, net of allowance of $58,251,
    $45,784 and $29,335, respectively (Note 1)                  720,807              634,513              406,557
  Inventory (Note 1)                                            255,469              118,831              479,334
  Prepaid expenses                                                    -                    -               23,441
                                                          ----------------      ----------------     ----------------
    Total current assets                                      1,572,288              892,893            1,034,525
                                                          ----------------      ----------------     ----------------

Property and equipment, net of accumulated
  depreciation of $1,208,914, $1,058,771
  and $884,277, respectively (Notes 1 and 2)                    298,164              128,320              204,672
Other assets                                                          -                  418                8,550
                                                          ----------------      ----------------     ----------------
                                                             $1,870,452          $ 1,021,631          $ 1,247,747
                                                          ================      ================     ================

           LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
  Notes payable (Note 6)                                     $        -          $    87,478          $    66,806
  Accounts payable                                              261,528               50,543               74,510
  Accrued expenses payable                                            -               23,441               24,191
  Accrued payroll and employee benefits (Note 3)                154,015              137,262               90,718
  Deferred revenue (Note 1)                                      27,176                9,500              118,019
  Sales tax payable                                               6,108                    -                    -
                                                          ----------------      ----------------     ----------------
    Total current liabilities                                   448,827              308,224              374,244

Commitment and contingencies (Note 5)                                 -                    -                    -

Members' equity                                               1,421,625              713,407              873,503
                                                          ----------------      ----------------     ----------------
Total liabilities and members' equity                        $1,870,452          $ 1,021,631          $ 1,247,747
                                                          ================      ================     ================

                 See accompanying notes to financial statements.

                                        7

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                             Statement of Operations

                                                Nine Months Ended
                                                  September 30,                                   Years Ended December 31,
                                       ----------------------------------      -----------------------------------------------------
                                            2005               2004                 2004               2003               2002
                                       ---------------    ---------------      ---------------    ---------------    ---------------
                                                   (unaudited)

Revenues:
  Equipment revenues                      $ 1,614,683        $ 1,505,137          $ 2,180,286        $ 1,594,484        $ 1,472,804
  Software license revenues                   436,863            521,603              847,983            534,220            452,666
  Service revenues                          2,562,020          1,760,057            2,307,067          2,117,274          2,631,674
                                       ---------------    ---------------      ---------------    ---------------    ---------------
                                            4,613,566          3,786,797            5,335,336          4,245,978          4,557,144
                                       ---------------    ---------------      ---------------    ---------------    ---------------
Cost of revenues:
  Cost of equipment                         1,105,367          1,017,426            1,628,750          1,076,676          1,085,571
  Cost of software (Note 1)                   282,025            358,611              609,044            417,089            358,899
  Cost of service                           1,165,572            848,168            1,069,487            870,593          1,077,862
                                       ---------------    ---------------      ---------------    ---------------    ---------------
                                            2,552,964          2,224,205            3,307,281          2,364,358          2,522,332
                                       ---------------    ---------------      ---------------    ---------------    ---------------

  Gross profit                              2,060,602          1,562,592            2,028,055          1,881,620          2,034,812
                                       ---------------    ---------------      ---------------    ---------------    ---------------
Operating expenses:
  Selling, general and
  administrative expenses                   1,250,410          1,524,812            2,210,369          1,793,381          1,976,819
                                       ---------------    ---------------      ---------------    ---------------    ---------------
  Total operating expenses                  1,250,410          1,524,812            2,210,369          1,793,381          1,976,819
                                       ---------------    ---------------      ---------------    ---------------    ---------------

  Operating income (loss)                     810,192             37,780             (182,314)            88,239             57,993

Other income (expense) (Note 1)               106,089             26,055               44,146            (42,176)            17,380
Interest expense                               (3,455)           (19,915)             (25,688)           (11,439)           (11,604)
Interest income                                 5,392              3,592                3,760              4,370              4,816
                                       ---------------    ---------------      ---------------    ---------------    ---------------
  Net income (loss)                       $   918,218        $    47,512          $  (160,096)       $    38,994        $    68,585
                                       ===============    ===============      ===============    ===============    ===============

                 See accompanying notes to financial statements.

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                      Statement Changes in Members' Equity
         For the Years Ended December 31, 2004, 2003 and 2002 (audited)
            and the Nine Months Ended September 30, 2005 (unaudited)

                                                Flexner Wheatley          MeetingNet
                                               & Associates, Inc.      Interactive, Inc.           Total
                                               ------------------      -----------------      ----------------

Balance at December 31, 2001                          $ 456,776             $ 342,622            $   799,398

  Net income                                             39,189                29,396                 68,585
                                               ------------------      -----------------      ----------------

Balance at December 31, 2002                            495,965               372,018                867,983

  Net income                                             22,281                16,713                 38,994
  Members' capital distribution                         (19,127)              (14,347)               (33,474)
                                               ------------------      -----------------      ----------------

Balance at December 31, 2003                            499,119               374,384                873,503

  Net loss                                              (91,479)              (68,617)              (160,096)
                                               ------------------      -----------------      ----------------

Balance at December 31, 2004                            407,640               305,767                713,407

  Net income                                            524,670               393,548                918,218
  Members' capital distribution                        (120,000)              (90,000)              (210,000)
                                               ------------------      -----------------      ----------------
Balance at September 30, 2005 (unaudited)             $ 812,310             $ 609,315            $ 1,421,625
                                               ==================      =================      ================

                 See accompanying notes to financial statements.

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                             Statement of Cash Flows

                                                          Nine Months Ended
                                                             September 30,                       Years Ended December 31,
                                                   -------------------------------  ------------------------------------------------
                                                        2005             2004            2004             2003             2002
                                                   ---------------  --------------  --------------   --------------   --------------
                                                              (unaudited)

Cash flows from operating activities
  Net income (loss)                                   $   918,218       $  47,512      $ (160,096)     $   38,994       $   68,585

Adjustment to reconcile net income to net
  cash provided by (used in) operating activities:
  Depreciation and amortization                           150,143         114,000         175,505         133,925          211,003
Changes in operating assets and liabilities:
  Accounts receivable                                     (86,294)       (459,990)       (227,956)        265,924         (215,132)
  Inventory                                              (136,638)        141,805         360,503        (343,526)           2,739
  Prepaid expenses                                              -             394          23,888         (23,943)          20,559
  Accounts payable                                        210,985         (20,906)        (23,967)         51,611           (4,148)
  Accrued expenses payable                                (23,441)         27,528            (750)          5,097          (24,277)
  Accrued payroll and employee benefits                    16,752          15,498          46,544          (4,223)           5,168
  Deferred revenue                                         17,676         (89,208)       (108,519)        (12,300)          (3,047)
  Other operating assets and liabilities, net               6,527           1,765           6,674          (4,733)           1,189
                                                   ---------------  --------------  --------------   --------------   --------------
    Net cash provided by (used in)
      operating activities                              1,073,928        (221,602)         91,826         106,826           62,639
                                                   ---------------  --------------  --------------   --------------   --------------
Cash flows from investing activities:
  Purchases of property and equipment                    (319,987)        (89,629)        (98,142)        (53,534)         (58,784)
                                                   ---------------  --------------  --------------   --------------   --------------
    Net cash used in investing activities                (319,987)        (89,629)        (98,142)        (53,534)         (58,784)
                                                   ---------------  --------------  --------------   --------------   --------------

Cash flows from financing activities:
  Net proceeds (payments) on notes payable                (87,478)        214,956          20,672         (94,643)         (55,422)
  Members' capital distributions                         (210,000)              -               -         (33,474)               -
                                                   ---------------  --------------  --------------   --------------   --------------
    Net cash provided by (used in)
      financing activities                               (297,478)        214,956          20,672        (128,117)         (55,422)
                                                   ---------------  --------------  --------------   --------------   --------------
  Net increase (decrease) in cash and
    cash equivalents                                      456,463         (96,275)         14,356         (74,825)         (51,567)
  Cash and cash equivalents at
    beginning of period                                   139,549         125,193         125,193         200,018          251,585
                                                   ---------------  --------------  --------------   --------------   --------------
  Cash and cash equivalents at
    end of period                                     $   596,012       $  28,918      $  139,549      $  125,193       $  200,018
                                                   ===============  ==============  ==============   ==============   ==============
Supplemental disclosures of cash flow information:
  Interest paid                                       $     3,455       $  19,915      $   25,688      $   11,439       $   11,604
                                                   ===============  ==============  ==============   ==============   ==============

                 See accompanying notes to financial statements.

                                       10

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

     Nature of Business: Option Technologies Interactive, LLC ("OTI" or the
Company") is a Limited Liability Company whose membership interest is held
57.14% by Flexner Wheatley & Associates, Inc. and 42.86% by MeetingNet
Interactive, Inc. The Company was organized in the state of Florida and began operations on February 14, 2000. The Company provides hardware and software solutions to corporate and institutional clients for use at large and small events and meetings. The Company's solutions provide interactive audience polling and data management services during selected events whereby event participants can be queried and in turn respond dynamically, in real-time, to preferences, attitudes or other responses to specific queries. Results and data generated from the audience polling are captured by the Company's polling software, and such information is used on-site and/or analyzed by clients subsequent to the event. The Company either (i) sells its system hardware and issues software licenses to clients or (ii) for larger gathering, provides specific event support whereby the Company supplies on a short-term basis its own equipment, software and technical personnel for a specific data gathering and analysis at events. The Company sells its products and provides its services thru offices located in Utah, Florida and Illinois.

     Estimates: The preparation of financial statements and the accompanying notes thereto, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

     Cash and cash equivalents: All highly liquid investments, such as commercial paper and debt instruments with initial maturities of three months or less, are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates the market value. The Company maintains its cash balances at three financial institutions. Accounts at the institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December
31, 2004 and 2003 and at September 30, 2005, the Company's uninsured cash balances totaled $493,012, $23,193 and $70,050, respectively.

                                       11

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 1 - Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------

     Accounts Receivable: Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the
Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, client concentrations, client credit-worthiness and current economic trends. The Company reviews its allowance for doubtful accounts quarterly. Past-due balances over 90 days and specified other balances are reviewed individually for collectibility. All other balances are reviewed on an aggregate basis. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

     Concentration of Credit Risk: The Company provides credit in the normal course of business to its customers. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographical locations. As of September 30, 2005, December 31, 2004 and 2003,
the Company had no significant concentrations of credit risk.

     Inventory: Inventory is comprised principally of electronic equipment and related components held for sale to clients. Inventory is stated at the lower of cost or market on a First In - First Out inventory cost method.

     Property and equipment: Property and equipment is stated at cost (see Note
2). Depreciation is computed using an accelerated depreciation double declining balance method over the estimated useful lives of the assets, which range from 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related improvements.

     Revenues: The Company recognizes revenues from equipment sales at the time of shipment. The Company recognizes service revenues from interactive audience data management services when the event or meeting is held. The Company has licensing arrangements for future software enhancements and upgrades for previously delivered equipment that can result in additional revenues if the clients elect to upgrade the software or renew a license.

     Cost of Revenues: Cost of revenues consists of direct expenses specifically associated with client equipment sales and service revenues. The cost of revenues includes direct salaries and benefits, purchased products or services for clients, support services, shipping and delivery costs.

                                       12

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 1 - Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------

     Research and Development Costs: Research and development costs are comprised principally of enhancements, modifications, updates and support expenditures for the Company's software products. Research and development costs are charged to operations as incurred and are included as a component of cost of software. For the year ended December 31, 2004, 2003 and 2002, the Company charged to research and development expense $538,909, $405,652 and $354,365, respectively. For the nine months ended September 30, 2005 and 2004, the Company charged to research and development expense $278,876 and $301,745, respectively.

     Advertising Costs: Advertising costs, which are principally included in sales expenses, are expensed as incurred. Advertising expense was $204,077,
$219,518 and $141,784 for the years ended December 31, 2004, 2003 and 2002, respectively. For the nine months ended September 30, 2005 and 2004, advertising expense was $65,604 and $149,797, respectively.

     Other Income and Expenses: The components of other income and expenses are as follows:

                      Nine Months Ended September 30,                   Years Ended December 31,
                     ---------------------------------    ---------------------------------------------------
Description               2005              2004               2004               2003             2002
-----------          ---------------   ---------------    ---------------    ---------------  ---------------
                                (unaudited)

Discounts earned        $  49,746          $   26,096          $  37,522         $  21,147        $  19,293
Loss on investment              -                   -                  -           (63,383)               -
License fee income         56,354                   -             13,353                 -                -
Other                         (11)                (41)            (6,729)               60           (1,913)
                     ---------------   ---------------    ---------------    ---------------  ---------------
                        $ 106,089          $   26,055          $  44,146         $ (42,176)       $  17,380
                     ===============   ===============    ===============    ===============  ===============

     Income Taxes: The Company is a Limited Liability Company which has elected to be taxed as a partnership. Therefore, no provisions for Federal or State income taxes will be made by the Company. Members of a Limited Liability Company are individually taxed on their pro-rata share of the Company's earnings.

                                       13

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 1 - Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------

     New Accounting Pronouncements: In December 2004, the FASB issued SFAS No.
153, Exchange of Nonmonetary Assets, which is an amendment of APB Opinion No.
29, Accounting for Nonmonetary Transactions. The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based upon the fair value of the assets exchanged, with certain exemptions to that principle. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a consequence of the exchange. The adoption of SFAS No. 153 will be effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.
The Company expects that the adoption of SFAS No. 153 will not have a material impact the Company's financial statements.

     In March 2005, the FASB issued Interpretation No. 47, Accounting for
Conditional Asset Retirement Obligations ("FIN 47"). This Interpretation
clarifies that conditional asset retirement obligations meet the definition of a liability and should be recognized when incurred if the fair value can be reasonably estimated. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after
December 15, 2005. The Company expects the adoption of FIN 47 will not have a material impact on the Company's financial position or results of operations.

     In May 2005, FASB issued Statement No. 154, Accounting Changes and Error
Corrections ("SFAS 154"). SFAS 154 replaces APB No. 20, Accounting Changes, and
SFAS 3, Reporting Accounting Changes in Interim Financial Statements, and
establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company expects that the adoption of SFAS 154 will not have a material impact on the Company's consolidated financial position or results of operations.

                                       14

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 2 - Property and Equipment
-------------------------------

     The components of property and equipment are as follows:

                                                                     December 31,
                                    September 30,      ---------------------------------------
Description                             2005                  2004                 2003           Estimated Useful Life
-----------------------------    ------------------    ------------------   ------------------    ---------------------
                                    (unaudited)

Machinery & Equipment                 $ 1,292,890           $   972,903          $   972,903             5 years
Computer Equipment                        190,183               190,183               92,041             5 years
Furniture & Fixtures                       24,005                24,005               24,005             7 years
                                 ------------------    ------------------   ------------------
                                        1,507,078             1,187,091            1,088,949
Less:
  Accumulated depreciation             (1,208,914)           (1,058,771)            (884,277)
                                 ------------------    ------------------   ------------------

                                      $   298,164           $   128,320          $   204,672
                                 ==================    ==================   ==================

     Depreciation and amortization expense was $175,505, $133,925 and $211,013 for the years ended December 31, 2004, 2003 and 2002, respectively. Depreciation and amortization expense was $150,143 and $114,000 for the nine months ended
September 30, 2005 and 2004, respectively.

Note 3 - Accrued Payroll and Employee Benefits
----------------------------------------------

     The components of accrued payroll and employee benefits are as follows:

                                                         Year Ended December 31,
                                    September 30,    ---------------------------------
                                        2005              2004              2003
                                   ----------------  ----------------  ---------------
                                     (unaudited)

Accrued payroll and commissions           $ 45,176          $ 72,581          $46,943
Accrued vacation and bonuses                97,743            49,486           25,425
Accrued employee benefits                   11,096            15,195           18,350
                                   ----------------  ----------------  ---------------
                                          $154,015          $137,262          $90,718
                                   ================  ================  ===============

                                       15

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 4 - Employee Benefit Plan
------------------------------

     The Company maintains a defined contribution benefits program ("OTI Plan")
under IRS Code section 401(k) covering substantially all of the Company's employees. The OTI Plan allows eligible employees to contribute up to 50% of the compensation on a pre-tax basis. In addition, the Company contributes to the OTI
Plan a fixed percentage of 6% of each employee's compensation. As of January 1,
2005, the Company contributes to the OTI Plan a fixed percentage of up to 4% of each employee's compensation, under a safe harbor plan. For the years ended
December 31, 2004, 2003 and 2002, the Company charged to operations for OTI Plan contributions of $104,555, $89,572 and $143,532, respectively. For the nine months ended September 30, 2005 and 2004, the Company charged to operations for
OTI Plan contributions of $35,877 and $75,365, respectively.

Note 5 - Commitments
--------------------

     The Company leases office facilities in Ogden, Utah and Orlando, Florida.
The Ogden facility is comprised of 2,600 square feet with an annual base rent of
$31,800 which expires in January 2006. The Orlando facility is comprised of
4,000 square feet with an annual base rent of $50,880 which expires in September
2007. The Company also leases an office in Chicago, Illinois comprised of 975 square feet with an annual base rent of $10,500 which expires in March 2005. In
September 2005, the Chicago lease was renewed indefinitely with a 60-day notice to leave. The Chicago lease is now comprised of 1,300 square feet with an annual base rent of $11,280. The following is a schedule at December 31, 2004 of future minimum lease payments required under the Company's leases:

                                         Amount
                                      ------------
                       2005              $ 93,440
                       2006                53,530
                       2007                38,160
                       2008                     -
                       2009                     -
                                      ------------
                       Total             $185,130
                                      ============

     Rent expense for the years ended December 31, 2004, 2003 and 2002 was
$87,055, $82,680 and $81,620, respectively. Rent expense for the nine months ended September 30, 2005 and 2004 was $69,000 and $64,635, respectively.

                                       16

                      OPTION TECHNOLOGIES INTERACTIVE, LLC
                          Notes to Financial Statements
                   December 31, 2004, 2003 and 2002 (audited)
        and the Nine Months Ended September 30, 2005 and 2004 (unaudited)

Note 5 - Notes Payable
----------------------

     In December, 2003, the Company issued an unsecured, demand note payable in the amount of $29,000 to related party, MeetingNet Interactive, Inc.,
("MeetingNet Note"). The MeetingNet Note bears interest at 11% per annum and the principal matures December 31, 2005. Interest expense is accrued each month on the outstanding balance due. In July 2005, the MeetingNet Note was repaid in full and retired.

     In February 2000, the Company issued note payable in the amount of $230,021 to a related party, Flexner Wheatley Associates, Inc. ("FWA Note"). The FWA Note
bears interest at 11% per annum and the principal matures December 31, 2005.
Interest on outstanding loan balances is calculated and applied monthly using a simple interest method. In July 2005, the FWA Note was repaid in full and retired.

     The components of notes payable at December 31, 2004 and 2003 are as follows:

                                           Year Ended December 31,
                                       -------------------------------
                                           2004              2003
                                       -------------     -------------
Note payable - MeetingNet Note             $ 29,567            $29,000
Note payable - FWA Note                      57,911             37,806
                                       -------------     -------------
                                           $ 87,478            $66,806
                                       =============     =============

                                       17

                                 EXHIBIT 9.01(b)

                         PRO FORMA FINANCIAL INFORMATION

The accompanying pro forma financial statements are presented to illustrate the effect of the acquisition of Option Technologies Interactive LLC ("OTI") (as
defined in Note 1 to the historical financial statements of OTI included elsewhere herein) by NAC as described elsewhere herein.

The pro forma balance sheet at October 31, 2005 combines the unaudited historical balance sheet of OTI at September 30, 2005 with that of NAC at
October 31, 2005, and has been prepared as if the acquisition of OTI was consummated on October 31, 2005.

The pro forma statement of operations for the year ended January 31, 2005 combines the audited historical statements of operations of OTI for the year ended December 31, 2004 with that of NAC for the year ended January 31, 2005, and has been prepared as if the acquisition of OTI was consummated on January
31, 2004. The pro forma statement of operations for the nine months ended
October 31, 2005 combines the unaudited historical statements of operations of
OTI for the nine months ended September 30, 2005 with that of NAC for the nine months ended October 31, 2005, and has been prepared as if the acquisition of
OTI was consummated on January 31, 2005.

The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the actual operating results that would have occurred had the companies been combined for the periods presented or the future operating result that will occur as a consequence of NAC's acquisition of
OTI. The pro forma financial statements should be read in conjunction with the historical financial statements of OTI included elsewhere herein and the historical financial statements of NAC presented in its Quarterly Report on Form
10-Q for the quarter ended October 31, 2005.

                                       18

                   NATIONAL AUTO CREDIT, INC. AND SUBSIDIARIES
                Pro Forma Consolidated Balance Sheet (unaudited)
                        (in thousands, except share data)

                                           National Auto      Option Technologies      Pro Forma Adjustments
                                            Credit, Inc.        Interactive LLC    -----------------------------
                                         October 31, 2005     September 30, 2005         DR            CR              Pro Forma
                                        -------------------  --------------------- -------------- --------------   ----------------

ASSETS
Cash and cash equivalents                        $     859            $     596                      $   744 (a)         $      711
Accounts receivable, net                             2,785                  721                                               3,506
Inventory                                                -                  255                                                 255
Prepaid expenses                                       303                    -                                                 303
Other current assets                                   204                    -                                                 204
                                        -------------------  ---------------------                                  ----------------
  Total current assets                               4,151                1,572                                               4,979

Property and equipment, net                          1,845                  298          735 (b)                              2,878
Investment in AFC                                    8,111                    -                                               8,111
Goodwill                                             4,920                    -        2,042 (a)       1,260 (b)              5,702
Other intangible assets, net                         8,205                    -          525 (b)                              8,730
Other assets                                           148                    -                                                 148
                                        -------------------  ---------------------                                  ----------------
                                                 $  27,380            $   1,870                                          $   30,548
                                        ===================  =====================                                  ================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current maturities of long term
  obligations                                    $   1,175            $       -                          379 (a)         $    1,554
Accounts payable                                     1,969                  262                                               2,231
Self-insurance claims                                  235                    -                                                 235
Accrued income taxes                                   339                    -                                                 339
Deferred revenue                                     1,453                   27                                               1,480
Due to former members of Option
  Technologies Interactive, LLC                          -                    -                          822 (a)                822
Other liabilities                                    1,092                  160                          150 (a)              1,402
                                        -------------------  ---------------------                                  ----------------
  Total current liabilities                          6,263                  449                                               8,063

Long term obligations                                8,602                    -                        1,110 (a)              9,712
Convertible promissory note                          2,825                    -                                               2,825
                                        -------------------  ---------------------                                  ----------------
                                                    17,690                  449                                              20,600

STOCKHOLDERS' EQUITY
Preferred stock                                          -                    -                                                   -
Common stock                                         1,997                    -                           25 (a)              2,022
Additional paid-in capital                         174,542                    -                          233 (a)            174,775
Members' equity                                                           1,421        1,421 (a)                                  -
Retained deficit                                  (143,607)                   -                                            (143,607)
Deferred compensation                                  (71)                   -                                                 (71)
Treasury stock                                     (23,171)                   -                                             (23,171)
                                        -------------------  ---------------------                                  ----------------
  Total stockholders' equity                         9,690                1,421                                               9,948
                                        -------------------  ---------------------                                  ----------------
                                                 $  27,380            $   1,870                                          $   30,548
                                        ===================  =====================                                  ================

                                       19

                   NATIONAL AUTO CREDIT, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                               National Auto     Option Technologies
                                               Credit, Inc.       Interactive, LLC       Pro Forma Adjustments
                                             Nine Months Ended    Nine Months Ended    --------------------------
                                             October 31, 2005    September 30, 2005        DR              CR         Pro Forma
                                           --------------------  -------------------   ----------      ----------    -----------

Revenues                                         $   8,999           $    4,614                                      $   13,613

Cost of revenues                                     5,155                2,553                                           7,708
                                           --------------------  -------------------                                 -----------
  Gross profit                                       3,844                2,061                                           5,905

Selling, general and administrative                  6,046                1,251          112 (c)                          7,409
                                           --------------------  -------------------                                 -----------
  Income (loss) from operations                     (2,202)                 810                                          (1,504)

Interest income                                         42                    5                                              47
Income from AFC investment                             564                    -                                             564
Interest expense                                      (484)                  (3)          52 (d)                           (539)
Other income - net (Note 2)                          1,897                  106                                           2,003
                                           --------------------  -------------------                                 -----------
Income (loss) from continuing operations
before income taxes                                  (183)                  918                                             571

Provision for income taxes                            (15)                    -          340 (e)        340) (f)            (15)
                                           --------------------  -------------------                                 -----------
  Income (loss) from continuing operations           (198)                  918                                             556

Income (loss) from discontinued
  operations, net of tax                               16                     -                                              16
                                           --------------------  -------------------                                 -----------
  Net income (loss)                              $   (182)           $      918                                      $      572
                                           ====================  ===================                                 ===========

Basic and diluted income (loss) per share
  Continuing operations                          $   (0.02)                                                          $     0.06
  Discontinued operations                                -                                                                    -
                                           --------------------                                                      -----------
    Net income (loss) per share                  $   (0.02)                                                          $     0.06
                                           ====================                                                      ===========
Weighted average number
  of shares outstanding
  Basic and diluted                                  9,355                                                                9,851
                                           ====================                                                      ===========

                                       20

                   NATIONAL AUTO CREDIT, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                               National Auto      Option Technologies
                                                Credit, Inc.       Interactive LLC        Pro Forma Adjustments
                                                 Year Ended           Year Ended        --------------------------
                                              January 31, 2005    December 31, 2004         DR              CR         Pro Forma
                                            --------------------  -------------------   -----------     -----------   -----------
                                                                                        (unaudited)     (unaudited)   (unaudited)

Revenues                                             $  11,343            $   5,335                                    $  16,678

Cost of revenues                                         6,896                3,307                                       10,203
                                            --------------------  -------------------                                 -----------

  Gross profit                                           4,447                2,028                                        6,475

Selling, general and administrative                      7,398                2,210         150 (c)                        9,758
                                            --------------------  -------------------                                 -----------
  Loss from operations                                  (2,951)                (182)                                      (3,283)

Interest income                                            249                    4                                          253
Income from AFC investment                                 344                    -                                          344
Interest expense                                          (776)                 (26)         66 (d)                         (868)
Other income - net (Note 2)                                  -                   44                                           44
                                            --------------------  -------------------                                 -----------
  Loss from continuing operations
    before income taxes                                 (3,134)                (160)                                      (3,510)

Provision for income taxes                                 (30)                   -          32 (f)        (32) (e)          (30)
                                            --------------------  -------------------                                 -----------
  Loss from continuing operations                       (3,164)                (160)                                      (3,540)

Income (loss) from discontinued
  operations, net of tax                                     -                    -                                            -
                                            --------------------  -------------------                                 -----------
  Net loss                                           $  (3,164)           $    (160)                                   $  (3,540)
                                            ====================  ===================                                 ===========
Basic and diluted loss per share
  Continuing operations                              $   (0.33)                                                        $   (0.35)
  Discontinued operations                                    -                                                                 -
                                            --------------------                                                      -----------
     Loss per share                                  $   (0.33)                                                        $   (0.35)
                                            ====================                                                      ===========
Weighted average number
   of shares outstanding
   Basic and diluted                                     9,529                                                            10,025
                                            ====================                                                      ===========

                   NATIONAL AUTO CREDIT, INC. AND SUBSIDIARIES
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 - PRO FORMA ADJUSTMENTS

         The components and allocation of the purchase price were as follows:

Components of purchase price:
  Cash paid at closing                                          $ 744
  NAC Common Stock issued at closing                              258
  Promissory notes issued at closing                            1,489
  Transaction costs                                               150
                                                          -------------
    Total purchase price                                      $ 2,641
                                                          =============

Allocation of purchase price:
  Current assets                                              $ 1,572
  Property and equipment                                        1,033
  Goodwill arising in the acquisition                             782
  Other intangibles                                               525
                                                          -------------
                                                                3,912
  Accounts payable and accrued expenses                          (449)
  Due to shareholder                                             (822)
                                                          -------------
  Net assets acquired                                         $ 2,641
                                                          =============

The adjustments to the pro forma combined statements of operations are as follows:

     (a)  To record the cash paid, Common Stock issued, promissory notes issued and accrue transaction costs incurred at closing pursuant to the terms of the Membership Purchase Agreement.

     (b)  To record the estimated fair market value of the net assets acquired.
          NAC is in the process of engaging an independent valuation specialist to assist in its evaluation of the acquired assets in order to finalize its purchase accounting allocation.

     (c)  To record additional depreciation expense for the fair market value of the acquired property and equipment.

     (d)  To record interest expense associated with debt issued in connection with the acquisition.

     (e)  To record pro forma income tax expense as if OTI were converted from an S corporation to a C corporation subject to federal income taxes for the year ended December 31, 2004 and the nine months ended
          September 30, 2005.

     (f)  To eliminate income tax expense (benefit) as a result of NAC's net operating income tax carryforward at January 31, 2005 and October 31,
          2005.

                                       22